Exhibit (d)(29)

TWO ROADS SHARED TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), effective as of November 16, 2026, is by and among Vident Advisory, LLC (the “Sub-Adviser”), Two Roads Shared Trust (the “Trust”), on behalf of the CWP Premium Growth ETF and CWP Premium Dividend ETF, each a series of the Trust (each a “Fund” and together the “Funds”), and Capital Wealth Planning, LLC (the “Adviser”).

WHEREAS, the Trust is a Delaware statutory trust, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company, and each Fund is a series of the Trust; and

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to each Fund with regard to each Fund’s investments pursuant to an Investment Advisory Agreement (“Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act of any party to this Agreement, and each Fund’s shareholders to the extent required under applicable law and regulation have approved the appointment of the Sub-Adviser to perform certain services for the Trust, on behalf of each Fund, pursuant to this Agreement and the Sub-Adviser is willing to perform such services for each Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Trust and the Sub-Adviser as follows:

1.                Appointment. The Trust and the Adviser hereby appoint the Sub-Adviser to perform advisory services for each Fund for the periods and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.                Duties of the Sub-Adviser. Subject to the supervision and oversight of the Board and the Adviser, and in accordance with the terms and conditions of the Agreement the Sub-Adviser shall manage all of the securities and other investment assets of each Fund entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, subject to the provisions of the Trust’s Amended Agreement and Declaration of Trust and the Trust’s By-Laws, as amended, and in accordance with each Fund’s investment objectives, guidelines, policies, restrictions and limitations as stated in each Fund’s current Prospectus and Statement of Additional Information (“SAI”) and all portions of and exhibits to the related registration statement on Form N-1A (the “Registration Statement”) as provided to the Sub- Adviser by the Adviser, as they may be amended from time to time; provided, that the Adviser shall provide the Sub-Adviser reasonable advance notice of any change to such investment objectives, guidelines, policies, restrictions and limitations.

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The Sub-Adviser further agrees that it will perform its duties hereunder in accordance with the following:

(a)             The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by each Fund, and what portion of the Assets will be invested or held uninvested in cash or cash equivalent instruments as is permissible;

(b)             In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Prospectus, the SAI, the written instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and provided to the Sub-Adviser and the Trust’s policies and procedures provided to the Sub-Adviser and will conform to and comply with the requirements of the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Sub-Adviser’s business as a registered investment adviser. The Sub-Adviser shall maintain compliance procedures that are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser or by the Board shall limit the Sub-Adviser’s full responsibility for any of the foregoing.

(c)             The Sub-Adviser shall determine the Assets to be purchased or sold by each Fund as provided in subparagraph (a) and consistent with instructions from the Adviser (if any) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in each Fund’s Registration Statement or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and in accordance with Section 7 hereof.

(d)             The Sub-Adviser shall provide each Fund’s custodian on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.

(e)             The Sub-Adviser shall use reasonable efforts to manage each Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, the Sub-Adviser shall not be responsible for the tax effect of any decisions made by or any actions taken by any person other than the Sub- Adviser.

(f)              The Sub-Adviser shall place orders pursuant to its investment determinations for each Fund, in accordance with applicable policies expressed in each Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by each Fund and provided to the Sub-Adviser by the Adviser, including without limitation, Section 5 hereof.

(g)             The Sub-Adviser shall furnish to the Trust and the Adviser whatever statistical information the Trust or the Adviser may reasonably request with respect to each Fund’s assets or investments. In addition, the Sub-Adviser will keep the Trust, the Adviser and the Board informed of developments that the Sub-Adviser reasonably believes will materially affect each Fund’s portfolio, and shall, on the Sub-Adviser’s own initiative, furnish to the Trust from time to time whatever information the Sub-Adviser believes appropriate for this purpose.

(h)             The Sub-Adviser shall make available to each Fund’s Adviser and the Trust, promptly upon

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their request, such copies of its investment records and ledgers with respect to each Fund as may reasonably be required to assist the Adviser and the Trust in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Board, the Adviser and the Trust with such periodic and special reports regarding each Fund as they may reasonably request.

(i)              The Sub-Adviser shall promptly respond to requests by the Adviser, the Administrator, and each Fund CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to each Fund.  The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(j)              The Sub-Adviser shall immediately notify the Adviser, in writing, of the receipt of any notice of a class action proceeding related to each Fund or any other action or proceeding in which the Adviser or each Fund may be entitled to participate as a result of each Fund’s securities holdings. The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any such actions. The Sub-Adviser’s responsibility with respect to such matters shall be to comply with the foregoing notification obligations and to cooperate with the Adviser and the Trust in making such filings, which shall include providing any relevant information regarding each Fund’s securities holdings to the Adviser.

(k)            The Sub-Adviser shall provide assistance to the Adviser, custodian or recordkeeping agent for each Fund in determining or confirming, consistent with the procedures and policies stated in each Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of each Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating an employee of the Sub-Adviser for consultation when the Board convenes; (ii) notifying the Adviser in the event the Sub-Adviser determines, with respect to a security that is held both by each Fund and by another account managed by the Sub-Adviser, to price the security pursuant to such other account’s policies and procedures for determining the fair value of a security; (iii) obtaining bids and offers or quotes from broker/dealers or market- makers with respect to securities held by each Fund, upon the request of the Adviser; (iv) verifying pricing and providing fair valuations or recommendations for fair valuation in accordance with each Fund’s valuation procedures, as they may be amended from time to time; and (v) maintaining adequate records and written backup information with respect to the securities valuation services provided hereunder, and providing such information to the Adviser upon request.

(l)              The Sub-Adviser shall assist the Adviser, each Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Sub-Adviser hereunder. Specifically, and without limitation to the foregoing, the Sub-Adviser agrees to provide certifications to the principal executive and financial officers of each Fund that correspond to the drafting and/or filing of each Fund’s Form N-CSRs, N-PORTs, N-CENs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Adviser shall reasonably request or as in accordance with procedures adopted by the Trust.

(m)              The Sub-Adviser shall assist each Fund, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include (i) on-site visits with the Sub-Adviser as may be reasonably requested from time to time (ii) a report

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of any material changes to the Sub-Adviser compliance policies; (iii) a report of any compliance matter about which the Adviser or the Board would reasonably need to know to oversee Fund compliance, and that involves, without limitation: (A) a violation of the securities laws by the Sub-Adviser or any of its officers, directors, employees or agents; (B) a violation of the Policies or the Sub-Adviser compliance policies by the Sub-Adviser or any of its officers, directors, employees or agents; and/or (C) a weakness in the design or implementation of the Policies; and (iv) an annual (or more frequently as the CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Sub-Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Sub-Adviser’s compliance program.

(n)            The Sub-Adviser shall provide assistance as may be reasonably requested by the Adviser in connection with compliance by each Fund with any current or future legal and regulatory requirements related to the services provided by the Sub-Adviser hereunder.

(o)            The Sub-Adviser shall immediately notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from providing services pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect.

(p)            The Sub-Adviser shall immediately notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for each Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

(q)            The Sub-Adviser shall not use material non-public information that may be in its possession in making investment decisions for each Fund, or seek to obtain any such information.

(r)             The Sub-Adviser shall use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

(s)             The Sub-Adviser shall not consult with any sub-adviser of a portion of each Fund not managed by the Sub- Adviser, if applicable, or with any sub-adviser to any registered investment company or portfolio or series thereof under common control with each Fund, concerning transactions for each Fund in securities or other assets. Further, where the Sub-Adviser is one of multiple money managers managing a Fund, the Sub-Adviser’s responsibility for providing investment advice is limited to providing investment advice with respect to its discrete portion of each Fund’s portfolio.

3.               Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Prospectus, the SAI, the written instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other applicable

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laws and regulations, as each is amended from time to time.

4.               Investment Authority. The Sub-Adviser’s investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial and commodity futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by each Fund and consistent with the Registration Statement.

With notice to the Trust and Adviser the Sub-Adviser may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of each Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of each Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

5.               Investment Guidelines. In addition to the information to be provided to the Sub-Adviser under Section 2 hereof, the Trust or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably request concerning each Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing each Fund’s investments.

6.               Representations, Warranties and Covenants of the Trust, Adviser and Sub-Adviser. The Trust represents and warrants to the Sub-Adviser that: (i) the retention of the Sub-Adviser as contemplated by this Agreement is authorized by the respective governing documents of each Fund; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which either each Fund or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of each Fund and when executed and delivered by the Trust, on behalf of each Fund (and assuming due execution and delivery by the Adviser and the Sub-Adviser), will be the legal, valid and binding obligation of each Fund, enforceable against each Fund in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

The Adviser represents and warrants to the Sub-Adviser that: (i) the execution, delivery and performance of this Agreement does not violate any obligation by which it or its property is bound, whether arising by contract, operation of law or otherwise; and (ii) this Agreement has been duly authorized by appropriate action of the Adviser and when executed and delivered by the Adviser (and assuming due execution and delivery by the Sub-Adviser) will be the legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

Each Fund is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act (the “CEA”) and U.S. Commodity Futures Trading Commission (“CFTC”) Rule 1.3(m) thereunder and a “qualified eligible person” as defined in Rule 4.7 of the CFTC. The Adviser consents to each Fund being treated as an exempt account under Rule 4.7 of the CFTC.

The Adviser is not registered with the National Futures Association as a commodity pool operator

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or commodity trading adviser because it does not engage in any activities requiring such registration.

The Sub-Adviser represents and warrants to the Adviser and the Trust that: (i) it is authorized to perform the services hereunder; (ii) it is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; (iii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise; (iv) no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation, (B) the Sub-Adviser’s governing instruments, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; (v) this Agreement has been duly authorized by appropriate action of the Sub-Adviser and when executed and delivered by the Sub-Adviser (and assuming due execution and delivery by the Adviser and the Trust) will be the legal, valid and binding obligation of the Sub-Adviser, enforceable against the Sub-Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (vi) it is registered as an investment adviser with the SEC; and (vii) it is not barred by operation of law, or any rule, or order of the SEC or any other regulatory body from acting as an investment adviser.

7.               Use of Securities Brokers and Dealers. In placing purchase and sale orders for each Fund with brokers or dealers, the Sub-Adviser will attempt to obtain “best execution” of such orders. “Best execution” shall mean prompt and reliable execution at the most favorable terms of execution, taking into account price, speed and efficiency of execution, other factors that may be deemed relevant by the Sub-Adviser, and the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of each Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that enhance the Sub-Adviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Exchange Act that the Sub-Adviser may negotiate with and assign to a broker a commission that may exceed the commission that another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts (the “Section 28(e) Actions”); provided, however, that Sub-Adviser’s ability to engage in Section 28(e) Actions shall be subject to review by the Board from time to time, and if the Board reasonably determines that each Fund does not benefit, directly or indirectly, from such Section 28(e) Actions, the Sub-Adviser shall be prohibited from engaging in the same.

Unless otherwise directed by the Trust or the Adviser in writing, the Sub-Adviser may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution, and so long as the Sub- Adviser complies with the “best execution” practices described above and applicable law and regulation.

8.               Compensation. For services specified in this Agreement, the Adviser agrees to pay a fee to the Sub-Adviser (the “Fee”) for each Fund assets managed by the Sub-Adviser as may be identified by the Adviser from time to time, at the annual rate provided for in Exhibit A.

The Fee shall be computed and accrued daily and paid monthly in arrears within 30 days after the

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end of each month, based on the average daily net asset value of each Fund as determined according to the manner provided in the then-current prospectus of each Fund.

The Adviser shall provide to the Sub-Adviser, promptly following request therefor, all information reasonably requested by the Sub-Adviser to support the calculation of the Fee and shall permit the Sub-Adviser or its agents, upon reasonable notice and at reasonable times and at Sub-Adviser’s cost, to inspect the books and records of each Fund pertaining to such calculation.

9.               Expenses. The Sub-Adviser will not be required to pay any expenses of each Fund except as expressly set forth in this Section 9. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities it is obligated to provide in order to perform the services specified in Section 2, and any other expenses incurred by the Sub-Adviser in the performance of its duties hereunder.

10.            Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to each Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and to preserve such records for the periods and in the manner required by that Section, and those rules. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act with respect to each Fund are the property of the Trust and will be surrendered promptly to the Trust upon its request, except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of each Fund are being conducted in accordance with applicable laws and regulations. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser (approved in accordance with applicable law) upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser). Each party shall make available to the others, upon reasonable request, copies of any books, records, and other relevant information that enables the requesting party to comply with its obligations under applicable federal or state rules or regulations, including Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act, that arise as a result of the Agreement. Each party shall cooperate fully to assist the others with any review or audit conducted by another party or a third party designated by another party, for the limited purpose of ensuring compliance with obligations under applicable federal or state laws that the parties become subject to as a result of the Agreement.

11.             Aggregation of Orders. Provided the investment objectives, policies and restrictions of each Fund as provided to the Sub-Adviser in accordance with this Agreement are adhered to, each Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in each Fund with similar orders being made simultaneously for other accounts managed by the Sub- Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit to each Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Each Fund acknowledges that the determination of such economic benefit to each Fund by the Sub-Adviser represents the Sub-Adviser’s evaluation that each Fund may be benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

12.             Liability. Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, each Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to each Fund.

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Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law (whether or not deemed a breach of this Agreement) and/or for any loss suffered by the Trust, each Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Trust, each Fund and/or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with this Agreement (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section  12 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to each Fund resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting each Fund; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.

The provisions of this Section shall survive the termination of this Agreement.

13.             Services Not Exclusive. The services of the Sub-Adviser are not exclusive, and nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Trust, or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser’s ability to meet its obligations to each Fund hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and

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at the same time the Sub-Adviser recommends the purchase or sale of the same security for each Fund, it is understood that in light of its fiduciary duty to each Fund, such transactions will be executed on a basis that is fair and equitable to each Fund. In connection with purchases or sales of portfolio securities for the account of each Fund, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal. If the Sub- Adviser provides any advice to its clients concerning the shares of each Fund, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Trust or each Fund.

The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds, and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to each Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to each Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

14.            Materials. Each of the Adviser, the Trust and each Fund shall not make any representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials without prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within ten (10) days after its receipt thereof, such materials shall be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub- Adviser prior to the filing of same with any regulatory authority and shall be afforded the opportunity to comment thereon.

15.            Duration and Termination. This Agreement shall become effective with respect to each Fund on the date each Fund commences operations (and, with respect to any amendment, the date of the amendment) and shall continue in effect with respect to each Fund for a period of two years from that date and shall continue thereafter only so long as the continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by each Fund upon the vote of a majority of the Board or by vote of the majority of each Fund’s outstanding voting securities, upon sixty days’ written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon sixty days’ written notice to the Sub-Adviser; or

(c) by the Sub-Adviser at any time without penalty, upon sixty days’ written notice to the Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Agreement will terminate immediately upon written notification from the Adviser or the Trust if the Investment Advisory Agreement terminates with respect to each Fund.

16.             Amendments. This Agreement may be amended at any time, but only by the written agreement of the Adviser, the Sub-Adviser and the Trust, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of each Fund and by vote of a majority of the Trustees who are not interested persons of each Fund, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

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17.             Proxies. Unless the Adviser gives written instructions to the contrary that the right to vote proxies has been expressly reserved to the Sub-Adviser or the Trust or otherwise delegated to another party, the Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by each Fund. If the Sub-Adviser has been engaged to vote proxies by the Adviser, the Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Trust upon its request. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of each Fund’s shareholders. The Sub-Adviser may delegate proxy voting to a third-party company provided, however, that the Sub-Adviser remains liable for the proxy voting.

18.             Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended or shall be sent to such party by prepaid first class mail or facsimile, at the address or number stated below.

If to the Trust:

Two Roads Shared Trust

c/o Ultimus Fund Solutions, LLC

P.O. Box 541150

Omaha, Nebraska 68130

Attention: [Fund Name]

Email: tburdick@ultimusfundsolutions.com

If to the Sub-Adviser:

Vident Advisory, LLC

1125 Sanctuary Pkwy, Suite 515

Alpharetta, GA 3009

Email: anandakumar@videntam.com

If to the Adviser:

Capital Wealth Planning, LLC

9015 Strada Stell Cout, Suite 203

Naples, Florida 34109

Email: rcarney@capitalwealthplanning.com

19.            Confidential Information. Any information supplied by the Trust, each Fund or the Adviser, which is not otherwise in the public domain, in connection with each Fund or the Adviser is to be regarded as confidential and for use only by the Sub-Adviser and/or its agents, and only in connection with the Sub-Adviser’s services under this Agreement. Any information supplied by the Sub-Adviser, which is not otherwise in the public domain, in connection with the performance of its duties hereunder is to be regarded as confidential and for use only by each Fund and/or its agents, and only in connection with each Fund and its investments. Any party in receipt of confidential information shall use reasonable precautions (substantially identical to those used in safeguarding of its own confidential information) that its directors, officers, employees and advisers abide by these confidentiality provisions.

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20.	Miscellaneous.

(a)             Governing Law. This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b)            Delivery of Form ADV. Concurrently with the execution of this Agreement, the Sub- Adviser is delivering to the Adviser and the Trust a copy of Part 2 of its Form ADV, as revised. The Adviser and the Trust hereby acknowledge receipt of such copy.

(c)             Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)             Agency Relationship. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Trust or each Fund, except as otherwise contemplated herein.

(f)             Prior Agreement. This Agreement supersedes any prior agreement relating to the subject matter hereof among the parties.

(g)            Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts and by facsimile signature, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

(h)             Limited Liability of the Trust. The Sub-Adviser agrees that the Trust’s obligations under this Agreement shall be limited to each Fund and its assets, and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of each Fund nor from any Trustee, officer, employee or agent of the Trust.

(i)              Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the effective date above written.

TWO ROADS SHARED TRUST

By: /s/ James Colantino

Name: James Colantino

Title: President

VIDENT ADVISORY, LLC

By: /s/ Amrita Nandakumar

Name: Amrita Nandakumar

Title: President

CAPITAL WEALTH PLANNING, LLC

By: /s/ Ryan Carney

Name: Ryan Carney

Title: Chief Compliance Officer

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Investment Sub-Advisory Agreement EXHIBIT A

Two Roads Shared Trust

(as of November 16, 2026)

Fund	Sub-Advisory Fee	Effective Date
CWP Premium Growth ETF	0.06% up to $250 million 0.05% $250 million to $500 million 0.04% over $500 million $50,000 minimum*	November 16, 2026
CWP Premium Dividend ETF	0.06% up to $250 million 0.05% $250 million to $500 million 0.04% over $500 million $50,000 minimum*	November 16, 2026

*	$50,000 minimum assumes the Adviser engages with one of the Sub-Adviser's currently established prime broker partners relationships. To the extent that the Adviser wishes to engage with a different prime broker, the Sub-Adviser will charge a $50,000 one-time fee.

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